Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Conference Call and Webcast Scheduled for Tomorrow, Thursday, March 5, 2020 at
11:00 a.m. Eastern Time/8:00 a.m. Pacific Time

Pasadena, CA, March 4, 2020 – Western Asset Mortgage Capital Corporation (the “Company” or "WMC") (NYSE: WMC) today reported its results for the fourth quarter and the year ended December 31, 2019.

FOURTH QUARTER 2019 FINANCIAL HIGHLIGHTS

▪	December 31, 2019 book value per share of $10.55, net of fourth quarter common dividend of $0.31 per share declared on December 19, 2019.

▪	GAAP net income of $12.5 million, or $0.23 per basic and diluted share.

▪	Core earnings plus drop income of $15.8 million, or $0.30 per basic and diluted share.[1,2]

▪	Economic return on book value was a 2.5%[1,3] for the quarter.

▪	1.72% annualized net interest margin on our investment portfolio. [1,4,5]

▪	5.4x leverage excluding non-recourse debt as of December 31, 2019 (8.0x leverage including non-recourse debt).

OTHER FOURTH QUARTER 2019 HIGHLIGHTS

▪	Issued $50.0 million aggregate principal amount of 6.75% convertible senior unsecured notes.

▪	Acquired $479.0 million in credit sensitive investments, consisting of:

*	$180.5 million million in Non-Agency CMBS

*	$249.2 million in Residential Whole Loans, and

*	$49.3 million in Commercial Whole Loans.

 FULL YEAR 2019 FINANCIAL HIGHLIGHTS

▪	Maintained a consistent $0.31 per share quarterly common dividend throughout 2019 for total annual common dividends of $1.24 per share.

▪	GAAP net income of $70.7 million, or $1.37 per basic and diluted share.

▪	Core earnings plus drop income of $62.1 million, or $1.21 per basic and diluted share.[1,2]

▪	Economic return on book value was 12.8%[1,3] for the year.

▪	1.95% annualized net interest margin on our investment portfolio. [1,4,5]

OTHER FULL YEAR HIGHLIGHTS

▪	$49.3 million of common equity raised in secondary offering, net of offering costs.

▪	Completed a securitization of $945.5 million of our Residential Whole Loan investments involving the issuance of $919.0 million of mortgage-backed notes.

▪	Issued $90.0 million aggregate principal amount of 6.75% convertible senior unsecured notes.

▪	Obtained two new longer term financing facilities, consisting of $200.0 million commercial whole loan financing facility and $700.0 million residential whole loan financing facility.

1  Non – GAAP measure.
2  Drop income is income derived from the use of ‘to-be-announced’ forward contract (“TBA”) dollar roll transactions which is a component of our gain (loss) on derivative instruments on our consolidated statement of operations, but is not included in core earnings. Drop income was approximately $986 thousand for the three months and year ended December 31, 2019, respectively.
3  Economic return is calculated by taking the sum of: (i) the total dividends declared; and (ii) the change in book value during the period and dividing by the beginning book value.
4  Includes interest-only securities accounted for as derivatives and the cost of interest rate swaps.
5  Excludes the consolidation of VIE trusts required under GAAP.

MANAGEMENT COMMENTARY

“We delivered strong 2019 results for our shareholders, as the scale and scope of Western Asset’s capabilities continue to provide us with strategic benefits,” said Jennifer Murphy, Chief Executive Officer of the Company. “Total shareholder return for the year was 38.7%, driven by strong investment portfolio performance and consistent dividends, which we have maintained for 15 consecutive quarters. We generated an economic return on book value of  2.5% for the fourth quarter and 12.8% for the full year, reflecting our focus on active portfolio positioning and risk management. We continue to be committed to our primary objective of generating attractive total returns for our shareholders, while also providing for greater book value stability.”

“We completed several significant capital markets transactions during the year. In May, we completed a $50 million equity offering, and in August and December, we issued an additional $90 million in total of our 6.75% convertible senior unsecured notes due in 2022, all enabling us to further invest in attractive assets. We believe this additional capital allowed us to enhance the overall earnings potential of the portfolio and supports our long-term goal of growing the company to gain better scale, which we believe will benefit our shareholders.

“In May, we completed a securitization of a portion of our residential whole loans involving the issuance of $919 million in mortgage-backed notes. This transaction represented the Company’s first securitization and enabled us to finance assets with longer-term fixed rate financing at attractive levels. Our successful execution of this securitization reflected the Company’s ability to leverage Western Asset’s investment and operating platform, a strategic advantage for the Company and our shareholders,” Ms. Murphy concluded.

Harris Trifon, Chief Investment Officer of the Company, commented, “Our positive performance for the fourth quarter and full year were driven by contributions across our diverse holdings in a number of subsectors of the mortgage market and reflects our efforts to increase our exposure to credit sensitive investments. During the quarter, we acquired $479 million of credit sensitive assets, including $49 million of Commercial Whole Loans , $249 million of Residential Whole Loans and $181 million of Non-Agency CMBS, all areas where we continue to see opportunities to achieve attractive risk-adjusted returns."

“Our current expectations are for continued, yet moderate, U.S. economic growth along with subdued inflation expectations and an ongoing accommodative Federal Reserve monetary policy. We believe that credit spread sectors will continue to perform well in 2020, and we will maintain our focus on areas where we see the best relative value within our target universe. We believe that the current moderate growth environment is accretive for real estate and consumers, and we remain constructive on both residential and commercial real estate. The U.S. housing sector continues to advance with demand driven by ongoing job growth, high consumer confidence and increased household formations, all against a backdrop of a very tight supply of entry-level homes. Commercial real estate fundamentals, meanwhile, remain positive, driven by the ongoing economic expansion. As such, we believe that our strategically diverse investment portfolio, focused on risk management, positions us well to continue generating strong core earnings while preserving our book value, with the overriding goal of providing our shareholders favorable risk-adjusted returns,” concluded Mr. Trifon.

2019 Quarterly Results

The below table reflects a summary of our operating results (dollars in thousands, except per share data):

	For the Three Months Ended
GAAP Results	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Net Interest Income	$18,927	$16,570	$15,860	$15,633
Other Income (Loss):
Realized gain (loss) on sale of investments, net	11,992	21,399	(8)	(5,105)
Other than temporary impairment	(2,228)	(1,819)	(3,295)	(1,232)
Unrealized gain (loss), net	(52,896)	35,030	74,614	50,781
Gain (loss) on derivative instruments, net	42,007	(47,056)	(71,530)	(27,148)
Other, net	518	918	532	236
Other Income (loss)	(607)	8,472	313	17,532
Total Expenses	5,209	5,377	5,081	5,277
Income (loss) before income taxes	13,111	19,665	11,092	27,888
Income tax provision (benefit)	622	(55)	478	12
Net income (loss)	$12,489	$19,720	$10,614	$27,876

Net income (loss) per Common Share – Basic/Diluted	$0.23	$0.37	$0.21	$0.58
Non-GAAP Results
Core earnings plus drop income(1)	$15,790	$15,014	$15,758	$15,492
Core earnings plus drop income per Common Share – Basic/Diluted	$0.30	$0.28	$0.31	$0.32
Weighted average yield(2)(4)	4.60%	4.53%	4.94%	5.17%
Effective cost of funds(3)(4)	3.09%	3.05%	2.94%	3.25%
Annualized net interest margin(2)(3)(4)	1.72%	1.69%	2.14%	2.36%

(1)          For a reconciliation of GAAP Income to Core earnings, please refer to the Reconciliation of Core earnings at the end of this press release.
(2)          Includes interest-only securities accounted for as derivatives.
(3)          Includes the net amount paid, including accrued amounts for interest rate swaps and premium amortization for MAC interest rate swaps during the periods.
(4) Excludes the consolidation of VIE trusts required under GAAP.

Portfolio Composition

As of December 31, 2019, the Company owned an aggregate investment portfolio with a fair market value totaling $4.9 billion. The following tables set forth additional information regarding the Company’s investment portfolio as of December 31, 2019:

Portfolio Characteristics

Agency Portfolio

The following table summarizes certain characteristics of our Agency portfolio by investment category as of December 31, 2019 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Net Weighted Average Coupon
Agency CMBS	$1,347,929	$1,374,443	$1,435,477	3.4%
Agency CMBS Interest-Only Strips, accounted for as derivatives	N/A	N/A	3,092	0.4%
Total Agency CMBS	1,347,929	1,374,443	1,438,569	3.1%

Agency RMBS	327,814	333,287	340,771	3.5%
Agency RMBS Interest-Only Strips	N/A	8,661	10,343	2.8%
Agency RMBS Interest-Only Strips, accounted for as derivatives	N/A	N/A	5,572	3.0%
Total Agency RMBS	327,814	341,948	356,686	3.3%
Total	$1,675,743	$1,716,391	$1,795,255	3.1%

Credit Sensitive Portfolio

The following table summarizes certain characteristics of our credit sensitive portfolio by investment category as of December 31, 2019 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Weighted Average Coupon(1)
Non-Agency RMBS	$52,767	$37,003	$38,131	4.8%
Non-Agency RMBS IOs and IIOs	N/A	7,705	7,683	0.6%
Non-Agency CMBS	354,458	314,533	316,019	5.1%
Residential Whole Loans	1,325,443	1,351,192	1,375,860	5.2%
Residential Bridge Loans	37,196	37,257	36,419	9.5%
Securitized Commercial Loans(1)	943,379	910,096	909,040	3.4%
Commercial Loans	370,213	369,704	370,213	7.2%
Other Securities	71,896	73,975	80,161	6.7%
	$3,155,352	$3,101,465	$3,133,526	4.3%

(1) The Company acquired Non-Agency CMBS securities with certain control rights, which resulted in the consolidation of three variable interest entities and the recording $909.0 million in securitized commercial loans.

Portfolio Financing and Hedging

Financing

Repurchase Agreements

As of December 31, 2019, the Company had borrowings under 21 of its 34 master repurchase agreements. The following table sets forth additional information regarding the Company’s portfolio financing under the master repurchase agreements, which includes the outstanding balance under its $700.0 million residential whole loan and $200.0 million commercial whole loan financing facilities, as of December 31, 2019 (dollars in thousands):

Repurchase Agreements	Balance	Weighted Average Interest Rate (end of period)	Weighted Average Remaining Maturity (days)
Short Term Borrowings:
Agency RMBS	$348,274	1.99%	52
Agency CMBS	1,352,248	2.05%	26
Non-Agency RMBS	30,481	3.56%	9
Non-Agency CMBS	190,390	3.05%	35
Residential Whole Loans	102,029	3.51%	27
Residential Bridge Loans	29,869	3.93%	28
Commercial Loans	62,746	4.04%	28
Securitized commercial loans	116,087	3.93%	49
Other Securities	56,762	3.23%	34
Subtotal	$2,288,886	2.41%	32
Long Term Borrowings:
Residential Whole Loans (1)	$374,143	3.27%	898
Commercial Loans (1)	161,848	3.88%	590
Subtotal	$535,991	3.45%	805
Repurchase agreements borrowings	$2,824,877	2.61%	179
Less unamortized debt issuance costs	76	N/A	N/A
Repurchase agreements borrowings, net	$2,824,801	2.61%	179

(1)
Certain Residential Whole Loans and Commercial Loans were financed under two longer financing facilities. These facilities automatically roll until such time as they are terminated or until certain conditions of default. The weighted average remaining maturity days was calculated using expected weighted life of the underlying collateral.

Convertible Senior Unsecured Notes

At December 31, 2019, the Company had $205.0 million aggregate principal amount of 6.75% convertible senior unsecured notes. The notes mature on October 1, 2022, unless earlier converted, redeemed or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity. The initial conversion rate was 83.1947 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $12.02 per share of common stock.

Mortgage-Backed Notes

The following table summarizes the residential mortgage-backed notes issued by the Company's securitization trust (the "Arroyo Trust") at December 31, 2019 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:(1)
Class A-1	$681,668	3.3%	$681,666	4/25/2049
Class A-2	36,525	3.5%	36,524	4/25/2049
Class A-3	57,866	3.8%	57,864	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
Subtotal	$801,114		$801,109
Less: Unamortized Deferred Financing Costs	N/A		5,298
Total	$801,114		$795,811

(1) The subordinate notes were retained by the Company.
The securitized debt of the Arroyo Trust can only be settled with the residential loans that serve as collateral for the securitized debt and are non-recourse to the Company.

As of December 31, 2019, the Company had three consolidated variable interest entities that had an aggregate securitized debt balance of $681.7 million. The securitized debt of these trusts can only be settled with the collateral held by the trusts and is non-recourse to the Company.

Hedging

Interest Rates Swaps

As of December 31, 2019, the Company had $2.6 billion notional value of pay-fixed interest rate swaps and $1.4 billion notional value of variable pay rate swaps, which have variable maturities between May 2, 2020 and June 13, 2039.

The following table summarizes the average fixed pay rate, average floating receive rate and average maturity for the Company’s fixed pay interest rate swaps as of December 31, 2019 (dollars in thousands):

Remaining Interest Rate Swap Term	Notional Value	Average Fixed Pay Rate	Average Floating Receive Rate	Average Maturity (Years)
1 year or less	$200,000	1.8%	1.9%	0.4
Greater than 3 years and less than 5 years	622,400	2.6%	1.9%	4.1
Greater than 5 years	1,728,600	2.1%	2.0%	8.9
Total	$2,551,000	2.2%	2.0%	7.1

The following table summarizes the average variable pay rate, average fixed receive rate and average maturity for the Company’s variable pay interest rate swaps as of December 31, 2019 (dollars in thousands):

Remaining Interest Rate Swap Term	Notional Amount	Average Variable Pay Rate	Average Fixed Receive Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	810,000	2.0%	2.0%	1.6
Greater than 3 years and less than 5 years	550,000	1.9%	1.6%	5.0
Greater than 5 years	45,000	1.9%	2.3%	19.5
Total	$1,405,000	2.0%	1.9%	3.5

Other Derivatives Instruments

The following table summarizes the Company’s other derivative instruments at December 31, 2019 (dollars in thousands):

Other Derivative Instruments	Notional Amount	Fair Value
Credit default swaps, asset	$60,100	$948
TBA securities, asset	1,000,000	1,146
Other derivative instruments, assets		2,094

Credit default swaps, liability	$90,900	$(3,795)
TBA securities, liability	1,000,000	(2,074)
Total other derivative instruments, liabilities		(5,869)
Total other derivative instruments, net		$(3,775)

Dividend

On December 19, 2019, the Company declared a regular cash dividend of $0.31 per share for each common share. Since its inception in May 2012, the Company has declared and paid total dividends of $17.78 per share in a combination of cash and stock.

Conference Call

The Company will host a conference call with a live webcast tomorrow, March 5, 2020, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time, to discuss financial results for the fourth quarter and year ended December 31, 2019.

Individuals interested in participating in the conference call may do so by dialing (866) 235-9914 from the United States, or (412) 902-4115 from outside the United States and referencing “Western Asset Mortgage Capital Corporation.” Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s website at www.westernassetmcc.com.

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10138813 and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call tomorrow.

A telephone replay will be available through March 19, 2020 by dialing (877) 344-7529 from the United States, or (412) 317-0088 from outside the United States, and entering conference ID 10138813. A webcast replay will be available for 90 days.

About Western Asset Mortgage Capital Corporation

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio assets consisting of Agency CMBS, Agency RMBS, Non-Agency RMBS, Non-Agency CMBS, ABS, GSE Credit Risk Transfer Securities and Residential Whole, Bridge Loans and Commercial Loans. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC’s perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Legg Mason, Inc ("LeggMason").

On February 18, 2020, Franklin Resources, Inc. (“Franklin”) and Legg Mason announced that they had entered into an agreement under which Franklin would acquire Legg Mason and its affiliates, including Western Asset Management Company, LLC.   The transaction is expected to close in the third quarter of 2020 and is subject to customary closing conditions.  Upon completion of the transaction Western Asset Management Company, LLC would become a wholly owned subsidiary of Franklin.
Please visit the Company’s website at www.westernassetmcc.com

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; and legislative and regulatory changes that could adversely affect the business of the Company. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Use of Non-GAAP Financial Information

In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including core earnings, core earnings per share, drop income and drop income per share and certain financial metrics derived from non-GAAP information, such as weighted average yield, including IO securities; weighted average effective cost of financing, including swaps; weighted average net interest spread, including IO securities and swaps, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. We believe that these measures presented in this release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding our borrowing costs and net interest income, as viewed by us.  An analysis of any non-GAAP financial measure should be made in conjunction with results presented in accordance with GAAP.

###

Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 622-8223	(310) 622-8226
lclark@finprofiles.com	tross@finprofiles.com

-Financial Tables to Follow-

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands—except share and per share data)

	December 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$31,331	$21,987
Restricted cash	52,948	55,808
Agency mortgage-backed securities, at fair value ($1,756,917 and $1,505,979 pledged as collateral, at fair value, respectively)	1,795,255	1,505,979
Non-Agency mortgage-backed securities, at fair value ($292,613 and $237,107 pledged as collateral, at fair value, respectively)	361,833	250,856
Other securities, at fair value ($80,031 and $59,780 pledged as collateral, at fair value, respectively)	80,161	59,906
Residential Whole-Loans, at fair value ($1,375,860 and $1,041,885 pledged as collateral, at fair value, respectively)	1,375,860	1,041,885
Residential Bridge Loans ($33,269 and $211,999 at fair value and $34,897 and $221,486 pledged as collateral, respectively)	36,419	221,719
Securitized commercial loan, at fair value	909,040	1,013,511
Commercial Loans, at fair value ($350,213 and $196,123 pledged as collateral, at fair value, respectively)	370,213	216,123
Investment related receivable	19,931	42,945
Interest receivable	19,413	21,959
Due from counterparties	98,947	39,623
Derivative assets, at fair value	5,111	2,606
Other assets	4,509	2,488
Total Assets (1)	$5,160,971	$4,497,395
Liabilities and Stockholders’ Equity:
Liabilities:
Repurchase agreements, net	$2,824,801	$2,818,837
Convertible senior unsecured notes, net	197,299	110,060
Securitized debt, net ($681,643 and $949,626 at fair value and $142,905 and $246,802 held by affiliates, respectively)	1,477,454	949,626
Interest payable (includes $647 and $816 on securitized debt held by affiliates, respectively)	15,001	8,532
Due to counterparties	709	17,781
Derivative liability, at fair value	6,370	10,130
Accounts payable and accrued expenses	3,188	3,858
Payable to affiliate	2,148	4,615
Dividend payable	16,592	14,916
Other liabilities	52,948	56,031
Total Liabilities (2)	4,596,510	3,994,386
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, and 53,523,876 and 48,116,379 outstanding, respectively	535	481
Preferred stock, $0.01 par value, 100,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in capital	889,227	833,810
Retained earnings (accumulated deficit)	(325,301)	(331,282)
Total Stockholders’ Equity	564,461	503,009
Total Liabilities and Stockholders’ Equity	$5,160,971	$4,497,395

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets (Continued)
(in thousands—except share and per share data)

	December 31, 2019	December 31, 2018
(1) Assets of consolidated VIEs included in the total assets above:
Cash and cash equivalents	$7,589	$674
Restricted cash	52,948	55,808
Residential Whole-Loans, at fair value ($1,375,860 and $1,041,885 pledged as collateral, at fair value, respectively)	1,375,860	1,041,885
Residential Bridge Loans ($31,748 and $211,766 at fair value and $34,897 and $221,486 pledged as collateral, respectively)	34,897	221,486
Securitized commercial loan, at fair value	909,040	1,013,511
Commercial Loans, at fair value ($90,788 and $196,123 pledged as collateral, respectively)	90,788	196,123
Investment related receivable	19,138	42,945
Interest receivable	10,829	15,540
Other assets	90	178
Total assets of consolidated VIEs	$2,501,179	$2,588,150
(2) Liabilities of consolidated VIEs included in the total liabilities above:
Securitized debt, net ($681,643 and $949,626 at fair value and $142,905 and $246,802 held by affiliates, respectively)	$1,477,454	$949,626
Interest payable (includes $647 and $816 on securitized debt held by affiliates, respectively)	3,886	2,419
Accounts payable and accrued expenses	185	708
Other liabilities	52,948	$56,033
Total liabilities of consolidated VIEs	$1,534,473	$1,008,786

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands—except share and per share data)

	Three Months Ended(1)				The Year Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019
Net Interest Income
Interest income	$55,761	$55,652	$53,818	$52,033	$217,264
Interest expense	36,834	39,082	37,958	36,400	150,274
Net Interest Income	18,927	16,570	15,860	15,633	66,990
Other Income (Loss)
Realized gain (loss) on sale of investments, net	11,992	21,399	(8)	(5,105)	28,278
Other than temporary impairment	(2,228)	(1,819)	(3,295)	(1,232)	(8,574)
Unrealized gain (loss), net	(52,896)	35,030	74,614	50,781	107,529
Gain (loss) on derivative instruments, net	42,007	(47,056)	(71,530)	(27,148)	(103,727)
Other, net	518	918	532	236	2,204
Other Income (Loss)	(607)	8,472	313	17,532	25,710
Expenses
Management fee to affiliate	1,987	1,800	1,832	1,735	7,354
Other operating expenses	1,079	1,589	1,253	1,598	5,519
General and administrative expenses:
Compensation expense	671	671	705	544	2,591
Professional fees	1,031	973	761	1,215	3,980
Other general and administrative expenses	441	344	530	185	1,500
Total general and administrative expenses	2,143	1,988	1,996	1,944	8,071
Total Expenses	5,209	5,377	5,081	5,277	20,944
Income (loss) before income taxes	13,111	19,665	11,092	27,888	71,756
Income tax provision (benefit)	622	(55)	478	12	1,057
Net income (loss)	$12,489	$19,720	$10,614	$27,876	$70,699
Net income (loss) per Common Share – Basic	$0.23	$0.37	$0.21	$0.58	$1.37
Net income (loss) per Common Share – Diluted	$0.23	$0.37	$0.21	$0.58	$1.37
Dividends Declared per Share of Common Stock	$0.31	$0.31	$0.31	$0.31	$1.24

(1) Consolidated Statements of Operations for each of the three months ended March 31, 2019, June 30, 2019 September 30, 2019 and December 31, 2019 are unaudited.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings
(Unaudited)
(in thousands—except share and per share data)

The table below reconciles Net Income (Loss) to Core Earnings for each of the three months ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 and the year ended December 31, 2019:

	Three Months Ended				The Year Ended
(dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019
Net Income (loss) – GAAP	$12,489	$19,720	$10,614	$27,876	$70,699
Income tax provision	622	(55)	478	12	1,057
Net income (loss) before income tax	13,111	19,665	11,092	27,888	71,756

Adjustments:
Investments:
Unrealized (gain) loss on investments, securitized debt and other liabilities	52,896	(35,030)	(74,614)	(50,781)	(107,529)
Other than temporary impairment	2,228	1,819	3,295	1,232	8,574
Realized (gain) loss on sale of investments	(11,992)	(21,399)	8	5,105	(28,278)
One-time transaction costs	154	531	130	269	1,084

Derivative Instruments:
Net realized (gain) loss on derivatives	(35,918)	51,577	65,025	42,885	123,569
Unrealized (gain) loss on derivatives	(6,097)	(2,499)	10,519	(11,313)	(9,390)

Amortization of discount on convertible senior note	257	186	138	137	718
Non-cash stock-based compensation expense	165	164	165	70	564
Total adjustments	1,693	(4,651)	4,666	(12,396)	(10,688)
Core Earnings – Non-GAAP	$14,804	$15,014	$15,758	$15,492	$61,068
Basic and Diluted Core Earnings per Common Share and Participating Securities	$0.28	$0.28	$0.31	$0.32	$1.19
Basic and Diluted Core Earnings plus Drop Income per Common Share and Participating Securities	$0.30	$0.28	$0.31	$0.32	$1.21
Basic weighted average common shares and participating securities	53,482,765	53,376,531	50,823,683	48,236,647	51,499,871
Diluted weighted average common shares and participating securities	53,482,765	53,376,531	50,823,683	48,236,647	51,499,871

Alternatively, our Core Earnings can also be derived as presented in the table below by starting net interest income adding interest income on Interest-Only Strips accounted for as derivatives and other derivatives, and net interest expense incurred on interest rate swaps and foreign currency swaps and forwards (a Non-GAAP financial measure) to arrive at adjusted net interest income. Then subtracting total expenses, adding non-cash stock based compensation, adding one-time transaction costs, adding amortization of discount on convertible senior notes and adding interest income on cash balances and other income (loss), net:

	Three months ended
(dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$18,927	$16,570	$15,860	$15,633
Interest income from IOs and IIOs accounted for as derivatives	103	133	164	189
Net interest income from interest rate swaps	(347)	1,715	3,850	4,283
Adjusted net interest income	18,683	18,418	19,874	20,105
Total expenses	(5,209)	(5,377)	(5,081)	(5,277)
Non-cash stock-based compensation	165	164	165	70
One-time transaction costs	154	531	130	269
Amortization of discount on convertible unsecured senior notes	257	186	138	137
Interest income on cash balances and other income (loss), net	754	1,092	532	188
Core Earnings	$14,804	$15,014	$15,758	$15,492

Reconciliation of Interest Income and Effective Cost of Funds
(Unaudited, in thousands)

The following table reconciles total interest income to adjusted interest income which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives (Non-GAAP financial measure) for the three months ended December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019:

	Three Months Ended				The Year Ended
(dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019
Coupon interest income	$59,586	$60,411	$57,792	$54,771	$232,560
Premium amortization, discount accretion and amortization of basis, net	(3,825)	(4,759)	(3,974)	(2,738)	(15,296)
Interest income	$55,761	$55,652	$53,818	$52,033	$217,264
Contractual interest income, net of amortization of basis on Agency and Non-Agency Interest-Only Strips, classified as derivatives(1):
Coupon interest income	951	723	819	784	3,277
Amortization of basis (Non-GAAP Financial Measure)	(848)	(590)	(655)	(595)	(2,688)
Subtotal	103	133	164	189	589
Total interest income, including interest income on Agency and Non-Agency Interest-Only Strips, classified as derivatives and other derivative instruments - Non-GAAP Financial Measure	$55,864	$55,785	$53,982	$52,222	$217,853

(1)                Reported in gain (loss) on derivative instruments in the Consolidated Statement of Operations.

The following table reconciles the Effective Cost of Funds (Non-GAAP financial measure) with interest expense for each of the three months ended December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019:

	Three Months Ended
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
(dollars in thousands)	Interest	Effective Borrowing Costs	Interest	Effective Borrowing Costs	Interest	Effective Borrowing Costs	Interest	Effective Borrowing Costs
Interest expense	$36,834	3.18%	$39,082	3.35%	$37,958	3.54%	$36,400	3.94%
Adjustments:
Interest expense on Securitized debt from consolidated VIEs	(6,283)	(3.95)%	(6,657)	4.18%	(8,215)	(4.62)%	(9,157)	(4.22)%
Net interest (received) paid - interest rate swaps	347	0.03%	(1,715)	(0.15)%	(3,850)	(0.36)%	(4,283)	(0.46)%
Effective Borrowing Costs	$30,898	3.09%	$30,710	3.05%	$25,893	2.17%	$22,960	3.25%
Weighted average borrowings	$3,971,551		$4,000,534		$3,527,942		$2,868,327

The following table reconciles the Effective Cost of Funds (Non-GAAP financial measure) with interest expense for the years ended December 31, 2019 and 2018:

	The Year Ended
	December 31, 2019		December 31, 2018
(dollars in thousands)	Interest	Effective Borrowing Costs	Interest	Effective Borrowing Costs
Interest expense	$150,274	3.48%	$138,240	3.19%
Adjustments:
Interest expense on Securitized debt from consolidated VIEs	(30,312)	(4.15)%	(42,440)	(4.43)%
Net interest (received) paid - interest rate swaps	(9,501)	(0.22)%	(6,158)	(0.14)%
Effective Borrowing Costs	$110,461	3.07%	$89,642	2.65%
Weighted average borrowings	$3,594,021		$3,376,557